Exhibit 99.1

MISTRAS Announces Third Quarter 2023 Results

Continued Revenue Growth in Commercial Aerospace and Data Analytical Solutions Markets Further Reductions in Quarterly Selling, General and Administrative expenses
Provides Update on Project Phoenix and Preliminary Anticipated Impact on 2024 Outlook

PRINCETON JUNCTION, N.J., November 2, 2023 (GLOBE NEWSWIRE) -- MISTRAS Group, Inc. (MG: NYSE), a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, reported financial results for its third quarter and nine months ended September 30, 2023.

Highlights of the Third Quarter 2023*

•Revenue of $179.4 million, a 0.5% increase
•Gross profit of $54.4 million, with gross profit margin of 30.3%, a 20 basis points increase
•Non-cash goodwill impairment charge of $13.8 million in International segment triggered by macroeconomic factors in Europe
•Net loss of $10.3 million, reflecting the goodwill impairment charge and reorganization and other related costs, including the associated tax impacts, incurred in the quarter
•Adjusted EBITDA (non-GAAP) up 12.5% to $20.9 million

Highlights of the Year-to-Date 2023*

•Revenue of $523.4 million, a 0.8% increase
•Gross profit of $150.2 million, with gross profit margin of 28.7%, a 30 basis point increase
•Net loss of $15.0 million, reflecting the goodwill impairment charge and reorganization and other related costs, including the associated tax impacts, incurred in the year
•Adjusted EBITDA up 9.9% to $46.6 million
* All comparisons are consolidated and versus the equivalent prior year period, unless otherwise noted.

For the third quarter of 2023, consolidated revenue was $179.4 million, a 0.5% increase. Third quarter revenue reflects growth in all sub-categories of Oil & Gas, in addition to continued strength in the Company’s key growth areas, particularly Commercial Aerospace and Data Analytical Solutions markets offset by softness in the Power Generation & Transmission and Other Process Industries due to project timing.

Third quarter 2023 gross profit increased 1.1% with gross profit margin expanding 20 basis points, as compared to the prior year period. The improvement in gross margin to 30.3% was primarily due to a favorable sales mix and lower healthcare expenses. Gross profit margin was up 210 basis points sequentially from the second quarter of 2023, driven by an improved revenue mix.

Selling, general and administrative expenses (“SG&A”) in the third quarter of 2023 were $39.5 million, down 3.0% compared to $40.8 million in the third quarter of 2022 and were also down 4.7% sequentially from the second quarter of 2023, as a result of the ongoing implementation of Project Phoenix. Year to date SG&A is essentially flat with the prior year period and the Company expects further SG&A reduction in the fourth quarter of 2023 due to Project Phoenix related cost actions which have been incorporated into the Company’s updated 2023 guidance ranges discussed below.

The Company reported a GAAP net loss of $10.3 million, or $(0.34) per diluted share in the third quarter of 2023, which was primarily due to a non-cash impairment charge of $13.8 million recorded within the Company’s International Segment and reorganization charges of $2.7 million incurred in the quarter. Net income excluding special items (non-GAAP) was $5.6 million or $0.18 per diluted share.

Adjusted EBITDA was $20.9 million in the third quarter of 2023 compared to $18.6 million in the prior year period, an increase of 12.5%. Year to date Adjusted EBITDA was $46.6 million compared to $42.4 million in the prior year period, an increase of 9.9% primarily attributable to a favorable change in sales mix and overhead cost containment. Manny N. Stamatakis, Chairman of the Board and Interim President and Chief Executive Officer, stated, “I am pleased to be presenting the Company’s results and outlook to you for this quarter. I sincerely appreciate the support and patience that our long-term shareholders have shown to MISTRAS. Our results for the third quarter of 2023 were largely in line with our expectations for revenue and Adjusted EBITDA.”

Mr. Stamatakis continued, “With respect to Project Phoenix, we have completed the validation of a majority of the initial Project Phoenix opportunities. As previously disclosed, we completed our transformation of the Products and Systems Segment in September. We subsequently implemented additional initiatives in the month of October related to streamlining our North American operations and improvements related to pricing actions. The implementation of these transformations to our organization structure are expected to yield a projected annualized proforma cost savings of $24 million in 2024, of which an approximate $9 million overhead reduction is expected to be achieved in 2023 with an incremental $15 million expected be realized in 2024. These initiatives also provide a benefit to the bottom line and provide additional cash flow to invest into our higher growth sectors, such as Data Analytical Solutions.”

Edward Prajzner, Senior Executive Vice President and Chief Financial Officer commented “I also share Manny’s optimism for the future of Mistras. Our target related to Project Phoenix is to achieve a 15% reduction in global non-billable headcount, without any impact on our ability to manage our operations and service customers. With the ongoing implementation of our Project Phoenix initiatives, and our focus on lowering SG&A, improving free cash flow, and reinvigorating and refining our Go-to-Market plans and revenue strategies, we believe this will lead to improved overall performance enabling us to achieve meaningful profitable growth in 2024.”

Mr. Stamatakis concluded, “I am pleased to be leading the Company at this crucial juncture, supported by an invigorated senior leadership team. Our Board of Directors and I are optimistic for the future of the Company and believe that the implementation of these initiatives will lead to an increase in shareholder value.”

Refer to the Company’s press release associated with Project Phoenix released on November 2, 2023 for additional details associated with this important initiative.

Performance by certain segments during the third quarter was as follows:

North America segment (Referred to as “Services” in prior filings) third quarter 2023 revenue was $148.8 million, down 2.6% from $152.8 million in the prior year quarter. The revenue decline was primarily due to a decrease in workload under a defense contract and decreases in Power Generation and Other Process Industries due to project timing, which offset the strong growth achieved in our West Penn Aerospace lab, OnStream Pipeline InLine Inspection (“ILI”) business, and other Data Analytical Solutions related offerings. For the third quarter of 2023, gross profit was $44.8 million, compared to $44.9 million in the prior year period. Gross profit margin was 30.1% for the third quarter of 2023, a 70 basis point increase from 29.4% in the third quarter of the prior year. This increase was primarily due to improved sales mix in the current year period and lower healthcare expenses.

International segment third quarter 2023 revenue was $31.0 million, up 20.6% from $25.7 million in the prior year quarter inclusive of favorable foreign currency exchange. This revenue growth was primarily due to increased turnaround projects and higher activity levels than in the prior year comparable quarter in addition to strong commercial aerospace growth. International segment third quarter 2023 gross profit grew by 10.2% with gross margin of 27.4%, compared to 29.9% in the prior year period, a 250-basis point decrease, primarily attributable to inflationary pressures including rising energy costs and incremental subcontractor costs.

During the third quarter of 2023, a triggering event was identified within the Company's reporting units within the International segment due to decreased gross margin in the current period as a result of inflationary pressures and rising energy costs impacting the International reporting units' operations. As a result, the Company performed an interim quantitative goodwill impairment test. The decreased gross margins, in addition to increased interest rates in the current period, contributed to an unfavorable decrease in the reporting unit’s value. Based upon the results of the test, the Company recorded an impairment charge of $13.8 million within the International Segment reporting units.

Cash Flow and Balance Sheet

The Company’s net cash provided by operating activities was $10.7 million for the first nine months of 2023, compared to $10.5 million in the prior year period. Free cash flow, a non-GAAP financial measure, was negative $5.6 million for the first nine months of 2023, compared to a positive $0.9 million in the prior year period. This decrease was primarily attributable to an increase in capital expenditures during the current year and higher than normal accounts receivable balances as of September 30, 2023 due to the timing of projects in the third quarter of 2023. Capital expenditures increased by $6.6 million in the first nine months of 2023 compared to the prior year period, reflecting the Company’s increasing investments in its shop laboratories and Data Analytical Solutions offerings to foster revenue growth.

The Company’s gross debt was $193.9 million as of September 30, 2023, compared to $191.3 million as of December 31, 2022 and $183.7 million as of June 30, 2023. The increase in gross debt during the period was attributable to the cash flow dynamics described above. The Company’s net debt, a non-GAAP financial measure, was $181.1 million as of September 30, 2023.

Reorganization and Other

For the third quarter of 2023, the Company recorded $2.7 million of reorganization costs related to on-going efficiency and productivity initiatives, primarily related to overhead cost savings achieved via Project Phoenix. For the quarter, these charges included professional fees and certain restructuring charges associated with changes made in the Company’s organizational structure. For the nine months ended September 30, 2023, the Company recorded $6.0 million of total reorganization costs.

Outlook 2023
The Company is lowering its guidance ranges for the full year 2023. Revenue is now expected to be between $695 and $705 million (from $700-$720 million previously) and Adjusted EBITDA is now expected to be between $65 and $68 million (from $68 million to $71 million previously). These reductions in Revenue and Adjusted EBITDA are due to lower than previously forecasted fourth quarter results.

Free Cash Flow guidance is being lowered to be between $7 and $10 million (from $23-$25 million previously, excluding certain cash expenses to achieve cost savings). The reduction in Free Cash Flow guidance was due to an increase in accounts receivable, due to timing of projects in the third quarter and the incurrence of certain cash expenses to achieve Project Phoenix cost savings.

Preliminary 2024 Outlook
The Company anticipates a modest single digit revenue growth in 2024, yet a significant expansion in Adjusted EBITDA, attributable to operating leverage and the ongoing benefits of Project Phoenix. We believe this will result in an all-time high in Adjusted EBITDA in fiscal 2024 of greater than $88 million. This outlook includes approximately $20 million in incremental benefit from Project Phoenix in 2024.

Conference Call
In connection with this release, MISTRAS will hold a conference call on November 3, 2023, at 9:00 a.m. (Eastern).

To listen to the live webcast of the conference call, visit the Investor Relations section of MISTRAS Group’s website at www.mistrasgroup.com

Note there is a new process to participate in the live question and answer session. Individuals wishing to participate may preregister at: https://register.vevent.com/register/BI1d9e10d7ee7d412d8d7ff829b244567f

Upon registering, a dial-in number and unique PIN will be provided to join the conference call. Following the conference call, an archived webcast of the event will be available for one year by visiting the Investor Relations section of MISTRAS Group’s website.

About MISTRAS Group, Inc. - One Source for Asset Protection Solutions®

MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.

Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, strong commitment to Environmental, Social, and Governance (ESG) initiatives, and a decades-long legacy of industry leadership, MISTRAS leads clients in the oil and gas, aerospace and defense, renewable and nonrenewable power, civil infrastructure, and manufacturing industries towards achieving operational and environmental excellence. By supporting these organizations that help fuel our vehicles and power our society, inspecting components that are trusted for commercial, defense, and space craft; building real-time monitoring equipment to enable safe travel across bridges; and helping to propel sustainability, MISTRAS helps the world at large.

MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and monitoring solutions. The company’s core capabilities also include non-destructive testing (“NDT”) field inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.

For more information about how MISTRAS helps protect civilization’s critical infrastructure, visit www.mistrasgroup.com or contact Nestor S. Makarigakis, Group Vice President of Marketing & Communications at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, our earnings guidance, cost savings and other benefits we expect to realize from Project Phoenix and actions that we expect or seek to take in furtherance of our strategies and activities to enhance our financial results and future growth. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's 2022 Annual Report on Form 10-K dated March 15, 2023, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that are not prepared in accordance with GAAP and that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to trends and forward-looking information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined by the Company as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense, certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss, non-cash impairment charges, reorganization and related charges and, if applicable, certain additional special items which are noted. A reconciliation of Adjusted EBITDA to Net Income (loss) as computed under GAAP is set forth in a table attached to this press release. The Company also uses the term “net debt”, a non-GAAP financial measure defined as the sum of the current and long-term portions of long-term debt, less cash and cash equivalents and the term “free cash flow”, a non-GAAP measure the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). A reconciliation of these non-GAAP financial measures to GAAP are also set forth in tables attached to this press release. In the tables attached is also a table reconciling “Segment and Total Company Income (Loss) from Operations (GAAP) to Income (Loss) from Operations before Special Items (non-GAAP)", “Net Loss (GAAP) and Diluted EPS (GAAP) to Net Loss Excluding Special Items (non-GAAP) and Diluted EPS Excluding Special Items (non-GAAP)” which reconciles the non-GAAP amounts to GAAP measures. Each of these non-GAAP financial measures has material limitations as a performance or liquidity measure and should not be considered alternatives to net income (loss) or any other measures derived in accordance with GAAP. Because Income (loss) from operations before special items and other non-GAAP financial measures used in this press release may not be calculated in the same manner by all companies, these measures may not be comparable to other similarly titled measures used by other companies.

Mistras Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2023	December 31, 2022
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$12,752	$20,488
Accounts receivable, net	136,363	123,657
Inventories	15,780	13,556
Prepaid expenses and other current assets	18,259	10,181
Total current assets	183,154	167,882
Property, plant and equipment, net	79,762	77,561
Intangible assets, net	44,468	49,015
Goodwill	185,519	199,635
Deferred income taxes	2,229	779
Other assets	41,558	40,032
Total assets	$536,690	$534,904
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$14,628	$12,532
Accrued expenses and other current liabilities	81,853	77,844
Current portion of long-term debt	8,402	7,425
Current portion of finance lease obligations	5,253	4,201
Income taxes payable	1,025	1,726
Total current liabilities	111,161	103,728
Long-term debt, net of current portion	185,466	183,826
Obligations under finance leases, net of current portion	12,375	10,045
Deferred income taxes	8,542	6,283
Other long-term liabilities	33,362	32,273
Total liabilities	350,906	336,155
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 30,353,100 and 29,895,487 shares issued and outstanding	302	298
Additional paid-in capital	246,075	243,031
Accumulated deficit	(26,436)	(11,489)
Accumulated other comprehensive loss	(34,463)	(33,390)
Total Mistras Group, Inc. stockholders’ equity	185,478	198,450
Non-controlling interests	306	299
Total equity	185,784	198,749
Total liabilities and equity	$536,690	$534,904

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Revenue	$179,354	$178,462	$523,399	$519,155
Cost of revenue	118,812	119,110	355,304	354,848
Depreciation	6,160	5,568	17,914	17,074
Gross profit	54,382	53,784	150,181	147,233
Selling, general and administrative expenses	39,537	40,767	123,844	123,545
Bad debt provision for troubled customers, net of recoveries	—	—	—	289
Reorganization and other costs	2,702	130	6,017	65
Goodwill Impairment Charges	13,799	—	13,799	—
Loss on Debt Modification	—	693	—	693
Legal settlement and insurance recoveries, net	—	—	150	(994)
Research and engineering	438	450	1,428	1,523
Depreciation and amortization	2,588	2,629	7,556	8,058
Acquisition-related expense, net	—	1	5	63
Income (loss) from operations	(4,682)	9,114	(2,618)	13,991
Interest expense	4,167	2,735	12,093	6,790
Income (loss) before provision (benefit) for income taxes	(8,849)	6,379	(14,711)	7,201
Provision for income taxes	1,489	1,985	229	3,494
Net Income (Loss)	(10,338)	4,394	(14,940)	3,707
Less: net income (loss) attributable to noncontrolling interests, net of taxes	(40)	21	7	54
Net Income (Loss) attributable to Mistras Group, Inc.	$(10,298)	$4,373	$(14,947)	$3,653

Earnings (loss) per common share:
Basic	$(0.34)	$0.15	$(0.49)	$0.12
Diluted	$(0.34)	$0.14	$(0.49)	$0.12
Weighted-average common shares outstanding:
Basic	30,402	29,965	30,277	29,879
Diluted	30,402	30,245	30,277	30,209

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues
North America	$148,814	$152,778	$431,295	$435,251
International	30,980	25,693	90,664	83,441
Products and Systems	2,829	3,078	9,897	8,666
Corporate and eliminations	(3,269)	(3,087)	(8,457)	(8,203)
	$179,354	$178,462	$523,399	$519,155

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Gross profit
North America	$44,773	$44,869	$121,088	$118,348
International	8,481	7,694	24,247	25,324
Products and Systems	1,096	1,189	4,773	3,514
Corporate and eliminations	32	32	73	47
	$54,382	$53,784	$150,181	$147,233

Mistras Group, Inc. and Subsidiaries
Unaudited Revenues by Category
(in thousands)

Revenue by industry was as follows:

Three Months Ended September 30, 2023	North America	International	Products	Corp/Elim	Total
Oil & Gas	$94,390	$8,827	$35	$—	$103,252
Aerospace & Defense	14,240	5,778	47	—	20,065
Industrials	10,325	6,018	310	—	16,653
Power Generation & Transmission	7,388	1,653	696	—	9,737
Other Process Industries	6,933	2,864	(5)	—	9,792
Infrastructure, Research & Engineering	6,042	2,383	1,070	—	9,495
Petrochemical	3,313	586	—	—	3,899
Other	6,183	2,871	676	(3,269)	6,461
Total	$148,814	$30,980	$2,829	$(3,269)	$179,354

Three Months Ended September 30, 2022	North America	International	Products	Corp/Elim	Total
Oil & Gas	$90,578	$6,418	$35	$—	$97,031
Aerospace & Defense	16,784	4,397	112	—	21,293
Industrials	9,728	5,834	436	—	15,998
Power Generation & Transmission	10,378	1,946	456	—	12,780
Other Process Industries	10,283	3,033	8	—	13,324
Infrastructure, Research & Engineering	4,936	1,784	1,150	—	7,870
Petrochemical	3,427	280	—	—	3,707
Other	6,664	2,001	881	(3,087)	6,459
Total	$152,778	$25,693	$3,078	$(3,087)	$178,462

Nine Months Ended September 30, 2023	North America	International	Products	Corp/Elim	Total
Oil & Gas	$281,663	$26,291	$87	$—	$308,041
Aerospace & Defense	41,516	15,894	275	—	57,685
Industrials	30,693	18,274	1,336	—	50,303
Power Generation & Transmission	17,834	4,840	3,189	—	25,863
Other Process Industries	24,906	10,567	73	—	35,546
Infrastructure, Research & Engineering	12,696	6,547	2,759	—	22,002
Petrochemical	10,027	887	—	—	10,914
Other	11,960	7,364	2,178	(8,457)	13,045
Total	$431,295	$90,664	$9,897	$(8,457)	$523,399

Nine Months Ended September 30, 2022	North America	International	Products	Corp/Elim	Total
Oil & Gas	$270,289	$22,018	$212	$—	$292,519
Aerospace & Defense	49,106	14,455	246	—	63,807
Industrials	28,529	17,868	1,271	—	47,668
Power Generation & Transmission	22,578	6,505	1,979	—	31,062
Other Process Industries	32,217	10,305	23	—	42,545
Infrastructure, Research & Engineering	10,625	6,016	2,489	—	19,130
Petrochemical	10,056	413	—	—	10,469
Other	11,851	5,861	2,446	(8,203)	11,955
Total	$435,251	$83,441	$8,666	$(8,203)	$519,155

Mistras Group, Inc. and Subsidiaries
Unaudited Revenues by Category (continued)
(in thousands)

The Company has retrospectively reclassified certain Oil and Gas sub-category revenues for each quarterly period in 2022 in order to conform the classification with the current year presentation. Total Oil and Gas sub-category revenues were unchanged in total in each quarterly period and for the full year ended December 31, 2022. The table below presents the reclassified balances for each quarterly period in the prior year.

	2022 Quarterly Revenues
	Three months ended March 31,	Three months ended June 30,	Three months ended September 30,	Three months ended December 31,
Oil and Gas Revenue by sub-category
Upstream	$36,397	$38,051	$35,173	$36,435
Midstream	20,427	27,153	25,885	23,540
Downstream	37,399	36,061	35,973	35,258
Total	$94,223	$101,265	$97,031	$95,233

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Oil and Gas Revenue by sub-category
Upstream	$38,041	$35,173	$116,941	$109,621
Midstream	26,215	25,885	74,739	73,465
Downstream	38,996	35,973	116,361	109,433
Total	$103,252	$97,031	$308,041	$292,519

Consolidated Revenue by type was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Field Services	$122,717	$118,526	$348,501	$345,385
Shop Laboratories	14,840	12,528	42,216	35,533
Data Analytical Solutions	17,997	17,151	52,916	45,786
Other	23,800	30,257	79,766	92,451
Total	$179,354	$178,462	$523,399	$519,155

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income (Loss) from Operations (GAAP) to Income before Special Items (non-GAAP)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
North America:
Income from operations (GAAP)	$18,004	$16,700	$39,719	$35,315
Bad debt provision for troubled customers, net of recoveries	—	—	—	289
Reorganization and other costs	35	12	574	40
Legal settlement and insurance recoveries, net	—	—	150	(841)
Acquisition-related expense, net	—	—	—	45
Income from operations before special items (non-GAAP)	$18,039	$16,712	$40,443	$34,848
International:
Income (loss) from operations (GAAP)	$(12,970)	$814	$(13,031)	$2,678
Goodwill Impairment charges	13,799	—	13,799	—
Reorganization and other costs, net	33	(15)	228	(114)
Income from operations before special items (non-GAAP)	$862	$799	$996	$2,564
Products and Systems:
Loss from operations (GAAP)	$(557)	$(333)	$(78)	$(1,334)
Reorganization and other costs	189	—	189	—
Income (loss) from operations before special items (non-GAAP)	$(368)	$(333)	$111	$(1,334)
Corporate and Eliminations:
Loss from operations (GAAP)	$(9,159)	$(8,067)	$(29,228)	$(22,668)
Loss on debt modification	—	693	—	693
Legal settlement and insurance recoveries, net	—	—	—	(153)
Reorganization and other costs	2,445	133	5,026	139
Acquisition-related expense, net	—	1	5	19
Loss from operations before special items (non-GAAP)	$(6,714)	$(7,240)	$(24,197)	$(21,970)
Total Company:
Income (loss) from operations (GAAP)	$(4,682)	$9,114	$(2,618)	$13,991
Bad debt provision for troubled customers, net of recoveries	—	—	—	289
Goodwill Impairment charges	13,799	—	13,799	—
Reorganization and other costs	2,702	130	6,017	65
Loss on debt modification	—	693	—	693
Legal settlement and insurance recoveries, net	—	—	150	(994)
Acquisition-related expense, net	—	1	5	64
Income from operations before special items (non-GAAP)	$11,819	$9,938	$17,353	$14,108

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Gross Debt (GAAP) to Net Debt (non-GAAP)
(in thousands)

	September 30, 2023	December 31, 2022

Current portion of long-term debt	$8,402	$7,425
Long-term debt, net of current portion	185,466	183,826
Total Gross Debt (GAAP)	193,868	191,251
Less: Cash and cash equivalents	(12,752)	(20,488)
Total Net Debt (non-GAAP)	$181,116	$170,763

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net cash provided by (used in):
Operating activities	$(7,637)	$2,722	$10,684	$10,531
Investing activities	(5,359)	(2,378)	(15,170)	(8,877)
Financing activities	9,348	303	(1,839)	(4,753)
Effect of exchange rate changes on cash	(1,599)	(1,172)	(1,411)	(2,927)
Net change in cash and cash equivalents	$(5,247)	$(525)	$(7,736)	$(6,026)

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net cash provided by operating activities (GAAP)	$(7,637)	$2,722	$10,684	$10,531
Less:
Purchases of property, plant and equipment	(4,602)	(2,358)	(14,403)	(9,050)
Purchases of intangible assets	(1,046)	(181)	(1,868)	(580)
Free cash flow (non-GAAP)	$(13,285)	$183	$(5,587)	$901

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net Income (loss) (GAAP)	$(10,338)	$4,394	$(14,940)	$3,707
Less: Net income attributable to non-controlling interests, net of taxes	(40)	21	7	54
Net Income (loss) attributable to Mistras Group, Inc.	$(10,298)	$4,373	$(14,947)	$3,653
Interest expense	4,167	2,735	12,093	6,790
Provision for income taxes	1,489	1,985	229	3,494
Depreciation and amortization	8,748	8,197	25,470	25,132
Share-based compensation expense	1,010	1,396	3,649	4,166
Acquisition-related expense	—	1	5	63
Reorganization and other related costs, net	2,702	130	6,017	65
Goodwill Impairment charges	13,799	—	13,799	—
Legal settlement and insurance recoveries, net	—	—	150	(994)
Loss on debt modification	—	693	—	693
Bad debt provision for troubled customers, net of recoveries	—	—	—	289
Foreign exchange (gain) loss	(721)	(928)	149	(924)
Adjusted EBITDA (non-GAAP)	$20,896	$18,582	$46,614	$42,427

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to Net Income (Loss) Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income (loss) attributable to Mistras Group, Inc. (GAAP)	$(10,298)	$4,373	$(14,947)	$3,653
Bad debt provision for troubled customers, net of recoveries	—	—	—	289
Goodwill Impairment charges	13,799	—	13,799	—
Reorganization and other costs	2,702	130	6,017	65
Loss on debt modification	—	693	—	693
Legal settlement and insurance recoveries, net	—	—	150	(994)
Acquisition-related expense, net	—	1	5	64
Special Items Total	$16,501	$824	$19,971	$117
Tax impact on special items	(653)	(188)	(1,468)	(8)
Special items, net of tax	$15,848	$636	$18,503	$109
Net income (loss) attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP)	$5,550	$5,009	$3,556	$3,762

Diluted EPS (GAAP)(1)	$(0.34)	$0.14	$(0.49)	$0.12
Special items, net of tax	0.52	0.02	0.61	—
Diluted EPS Excluding Special Items (non-GAAP)	$0.18	$0.16	$0.12	$0.12
_______________
(1) For the three and nine months ended September 30, 2023, 1,508,255 and 926,224 shares related to restricted stock were excluded from the calculation of diluted EPS due to the net loss for the period.